Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2021 Financial Results

•        Net sales of $39.1 million for the quarter and $138.6 million for the year

•        Net income of $3.0 million for the quarter and $6.1 million for the year

•        Backlog of $39.3 million at January 31, 2022

NILES, IL, April 19, 2022 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2021 fiscal year ended January 31, 2022.

"Revenue for the fourth quarter was $39.1 million, $17.8 million above the same quarter last year, and net income of $3.0 million was an increase of $5.5 million compared to the same quarter of 2020. For the year ended January 31, 2022, revenues of $138.6 million were $53.9 million higher than the prior year. The resulting net income of $6.1 million was $13.7 million higher than the prior year," noted President and CEO David Mansfield.

"The adverse impact of the COVID-19 pandemic began to recede in the first quarter of fiscal 2021, resulting in an improvement in business activity and profitability. With rebounding oil prices and the recommencement of paused projects, we experienced profitability improvements in all of our business units. This year's results also benefitted from the Company's ability to continue to operate with a lower overhead cost base that was implemented in response to the downturn during the pandemic. In addition, the business recovery we experienced this year allowed us to resume our focus on implementing the growth plans that were paused in 2020. These initiatives recommenced during 2021 and will be impactful to our future results.

"In the past year we also enhanced our liquidity by entering into a sale and leaseback agreement for our land and buildings in Lebanon, Tennessee and by extending our $18 million North American credit agreement for an additional five years. With liquidity provided by these measures, we commenced a share repurchase program in October of last year,” Mr. Mansfield continued.

“I am proud of how our employees and Board of Directors responded to the challenges of the last two years. Their dedication and resilience not only helped us weather the pandemic, but also positioned us to respond quickly to the subsequent recovery,” concluded Mr. Mansfield.

Fourth Quarter Fiscal 2021 Results

Net sales increased 84% to $39.1 million in the fourth quarter from $21.3 million in the prior year quarter. This was a result of increased sales volumes in all business units due largely to recovery from the effects of the COVID-19 pandemic.

Gross profit increased to 25% of net sales, or $9.7 million in the fourth quarter, from 11% of net sales, or $2.4 million, in the prior year quarter. This increase was primarily driven by higher sales volumes without a corresponding increase in fixed plant costs.

General and administrative expenses increased to $5.3 million in the fourth quarter, compared to $3.9 million in the prior year quarter. This 35% increase was driven primarily by the increase in headcount as well as incentive compensation associated with the improved financial results in 2021.

Selling expenses were relatively consistent from the prior year quarter to the fourth quarter.

Net interest expense increased to expense of $0.1 million in the fourth quarter, compared to income of less than $0.1 million in the prior year quarter. This increase is primarily related to the sale and leaseback of the Company's land and buildings in Lebanon, Tennessee in April 2021, whereby a portion of the Company's monthly rent payments are recorded to interest expense.

Other income decreased to less than $0.1 million in the fourth quarter from $0.3 million in the prior year quarter. This decrease was primarily the result of income recorded in 2020 for funds received under the Canadian Emergency Wage Subsidy ("CEWS") and Canadian Emergency Rent Subsidy ("CERS") programs in Canada. The CEWS and CERS grants ceased in the second quarter of 2021.

Net income/(loss) increased to income of $3.0 million in the fourth quarter from a loss of ($2.5) million in the prior year quarter. The increase was a result of increased sales volumes in all business units due to recovery from the effects of the COVID-19 pandemic.

2021 Results

Net sales were $138.6 million in fiscal 2021, an increase of $53.9 million, or 64%, from $84.7 million in fiscal 2020. The increase was a result of increased sales volumes in all business units due largely to recovery from the effects of the COVID-19 pandemic.

Gross profit increased to $32.5 million, or 24% of net sales, in fiscal 2021. This was an increase of $21.4 million, or 191%, from $11.2 million, or 13% of net sales, in fiscal 2020. This increase was primarily driven by higher sales volumes without a corresponding increase in fixed plant costs. In addition, the Company's U.A.E. business benefitted for a full year from the introduction of a high margin new product line in late 2020.

General and administrative expenses were $19.9 million in fiscal 2021 compared to $17.2 million in fiscal 2020, an increase of $2.7 million, or 16%. This increase was driven primarily by the increase in headcount as well as incentive compensation associated with the improved financial results in 2021.

Selling expenses decreased by $0.8 million, or 15%, from $5.3 million in 2020 to $4.5 million in 2021. This decrease was primarily due to organizational changes during the year.

Interest expense increased to $0.8 million in fiscal 2021 from $0.4 million in fiscal 2020. This increase is primarily related to the sale and leaseback of the Company's land and buildings in Lebanon, Tennessee in April 2021, whereby a portion of the Company's monthly rent payments are recorded to interest expense.

Other income was $1.1 million in 2021 compared to $4.0 million in 2020, a decrease of $2.9 million. This decrease was primarily the result of income recorded in 2020 for funds received under the Paycheck Protection Program of $3.2 million. Funds received under the CEWS and CERS programs in Canada during 2021 were also less than in 2020, as CEWS and CERS grants ceased in the second quarter of 2021.

Income tax expense increased to $2.3 million in fiscal 2021 compared to a benefit of $0.1 million in fiscal 2020. The increase of $2.4 million was largely due to changes in the mix of income and losses in various jurisdictions.

The resulting net income of $6.1 million in 2021 was a $13.7 million increase from the net loss of ($7.6) million in 2020. The increase was a result of increased sales volumes in all business units due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line in late 2020.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at thirteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the impact of global economic weakness and volatility;  (iv) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (v) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to repay its debt and renew expiring international credit facilities; (vii) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (viii) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (ix) the Company’s ability to interpret changes in tax regulations and legislation; (x) the Company's ability to use its net operating loss carryforwards; (xi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s over-time revenue recognition; (xii) the Company’s failure to establish and maintain effective internal control over financial reporting; (xiii) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xiv) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xv) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xvi) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xvii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xviii) reductions or cancellations of orders included in the Company’s backlog; (xix) risks and uncertainties specific to the Company's international business operations; (xx) the Company’s ability to attract and retain senior management and key personnel; (xxi) the Company’s ability to achieve the expected benefits of its growth initiatives; and (xxii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-K for the 2021 fiscal year ended January 31, 2022 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended January 31,		Twelve months ended January 31,
(In thousands, except per share data)	2022	2021	2022	2021

Net sales	$39,126	$21,295	$138,552	$84,694
Cost of sales	29,472	18,885	106,022	73,515
Gross profit	9,654	2,410	32,530	11,179

Operating expenses:
General and administrative expense	5,250	3,902	19,893	17,222
Selling expense	1,131	1,182	4,526	5,334
Total operating expenses	6,381	5,084	24,419	22,556

Income/(loss) from operations	3,273	(2,674)	8,111	(11,377)

Interest expense, net	112	(30)	828	381
Other income, net	47	311	1,044	3,983
Income/(loss) from operations before income taxes	3,208	(2,333)	8,327	(7,775)

Income tax expense/(benefit)	216	206	2,265	(133)

Net income/(loss)	$2,992	$(2,539)	$6,062	$(7,642)

Weighted average common shares outstanding
Basic	8,091	8,165	8,133	8,126
Diluted	8,375	8,165	8,418	8,126

Income/(loss) per share
Basic	$0.37	$(0.31)	$0.75	$(0.94)
Diluted	$0.36	$(0.31)	$0.72	$(0.94)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,
(In thousands, except per share data)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$8,214	$7,174
Restricted cash	1,557	1,201
Trade accounts receivable, less allowance for doubtful accounts of $486 on January 31, 2022 and $474 on January 31, 2021	44,449	25,226
Inventories, net	13,760	12,157
Prepaid expenses and other current assets	5,444	3,863
Unbilled accounts receivable	2,656	247
Costs and estimated earnings in excess of billings on uncompleted contracts	2,309	4,007
Total current assets	78,389	53,875
Property, plant and equipment, net of accumulated depreciation	24,756	26,897
Other assets
Operating lease right-of-use assets	11,213	13,384
Deferred tax assets	811	823
Goodwill	2,342	2,332
Other assets	5,890	5,380
Total other assets	20,256	21,919
Total assets	$123,401	$102,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$13,618	$10,365
Commissions and management incentives payable	2,047	218
Accrued compensation and payroll taxes	1,612	1,448
Revolving line - North America	634	2,826
Current maturities of long-term debt	6,750	3,941
Customers' deposits	3,072	2,088
Outside commission liability	1,255	1,431
Operating lease liabilities short-term	1,496	1,402
Other accrued liabilities	4,616	2,616
Billings in excess of costs and estimated earnings on uncompleted contracts	1,277	762
Income tax payable	2,020	1,155
Total current liabilities	38,397	28,252
Long-term liabilities
Long-term debt, less current maturities	5,059	6,268
Long-term finance obligation	9,327	-
Deferred compensation liabilities	3,379	4,120
Deferred tax liabilities	712	914
Operating lease liabilities long-term	11,270	13,174
Other long-term liabilities	800	650
Total long-term liabilities	30,547	25,126
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,152 issued and outstanding January 31, 2022 and 8,165 issued and outstanding January 31, 2021	82	82
Additional paid-in capital	61,766	60,875
Treasury Stock, 234 shares at January 31, 2022 and no shares at January 31, 2021	(1,992)	-
Accumulated deficit	(2,295)	(8,357)
Accumulated other comprehensive loss	(3,104)	(3,287)
Total stockholders' equity	54,457	49,313
Total liabilities and stockholders' equity	$123,401	$102,691